EXHIBIT 11

             UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                 COMPUTATION OF EARNINGS PER COMMON SHARE



                                                   For the Three Months      For the Six Months
                                                      Ended June 30            Ended June 30
                                                  ---------------------      ------------------
Dollars in millions except per share amounts          1994         1993         1994        1993
- --------------------------------------------------------------------------------------------------

ASSUMING NO DILUTION:
Net earnings before cumulative effect of
  accounting changes                               $49,559      $88,223     $103,490    $228,416
Preferred stock dividend                            (8,969)      (8,969)     (17,938)    (17,938)
Cumulative effect of accounting changes                  -            -            -    (129,594)
- --------------------------------------------------------------------------------------------------
Net earnings applicable to common stock            $40,590      $79,254    $  85,552    $ 80,884
- --------------------------------------------------------------------------------------------------


Weighted average common stock outstanding          242,210      241,124      241,926     240,981


Net earnings per common share:
Before cumulative effect of
  accounting changes                                 $ .16        $ .33        $ .35       $ .88
Cumulative effect of accounting changes                  -            -            -        (.54)
- --------------------------------------------------------------------------------------------------
Net earnings per common share                        $ .16        $ .33        $ .35       $ .34
- --------------------------------------------------------------------------------------------------





ASSUMING FULL DILUTION:
Net earnings before cumulative effect of
 accounting changes                                $49,559      $88,223     $103,490    $228,416
Cumulative effect of accounting changes                  -            -            -    (129,594)
- --------------------------------------------------------------------------------------------------
Net earnings                                       $49,559      $88,223     $103,490    $ 98,822
- --------------------------------------------------------------------------------------------------


Fully diluted shares of common stock (a)           260,452      260,090      260,050     259,860

Net earnings per common share:
Before cumulative effect of
 accounting changes                                  $ .19        $ .34        $ .40       $ .88
Cumulative effect of accounting changes                  -            -            -        (.50)
- --------------------------------------------------------------------------------------------------
Net earnings per common share                        $ .19        $ .34        $ .40       $ .38
- --------------------------------------------------------------------------------------------------




(a)  Weighted average common stock outstanding      242,210      241,124      241,926     240,981
     Common stock equivalents:
       Stock options & performance shares *           1,575        2,299        1,457       2,212
       Convertible preferred stock                   16,667       16,667       16,667      16,667
- --------------------------------------------------------------------------------------------------
        Total                                       260,452      260,090      260,050     259,860
- --------------------------------------------------------------------------------------------------


* Stock options exclude those at exercise prices in excess of market value at the end of each period.
